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                                                                   Exhibit 10.51


                                PROMISSORY NOTE



$100,000.00


                                        Chicago, Illinois
                                        October 25, 1996



FOR VALUE RECEIVED, Dr. Norman Pressman as (the "Maker"), promises to pay to the order of AccuMed International, Inc. (the "Holder") at 900 North Franklin Street, Suite 401, Chicago IL 60610 the principal sum of One Hundred Thousand Dollars ($100,000.00), without interest. This Promissory Note is being made to provide funding for relocation related costs pursuant to the Employment Agreement between AccuMed International, Inc. and Dr. Pressman.

The principal hereunder shall be payable in quarterly installments, with said installments constituting fifty percent (50%) of any bonus payments due to Dr. Pressman under the terms of the Employment Agreement. Payments shall continue until the entire principal balance has been paid but in no instance will payments extend beyond five years. If any principal amount is owing at the end of five years such amount shall become due and payable immediately. All quarterly payments will be deducted directly from employee's compensation for the period in which the bonus is paid to the employee.

Waiver by the holder of a failure to make any payment hereunder when due shall not be construed as a waiver of any other such failure. Each of the maker and the holder irrevocably submit to the jurisdiction of Illinois's state and federal courts, litigation to enforce terms of this note and shall be governed by the laws of the State of Illinois in all respects, including matters of construction, validity, and performance.


                                        /s/Dr. Norman Pressman
                                        ---------------------------------------
                                        Dr. Norman Pressman